Exhibit 99.1

Ur-Energy Reports Q2 2025 and Announces Eighth Uranium Sales Agreement

Littleton, Colorado (ACCESS Newswire August 5, 2025) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company”  or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2025, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedarplus.ca.

Second Quarter 2025 Financial and Operating Results

◾	During the second quarter of 2025, we dried and packaged 112,033 pounds of U3O8, representing a 35% increase over the first quarter of 2025;
◾	An eighth uranium sales contract was executed, for delivery of 100,000 pounds U3O8 per year in 2028, 2029 and 2030. Pricing is at an escalated fixed price, well above current spot and term prices;
◾	Drummed inventory at the conversion facility as of July 31, 2025 was 351,148 pounds;
◾	We sold 165,000 pounds of U3O8 in 2025 Q2, generating gross profits $1.9 million;
◾	The cost per produced pound sold decreased from $62.06 in Q4 2024 to $50.89 in Q2 2025;
◾	On a cash basis, the U3O8 profit per produced pound sold was $22.99, representing a cash profit margin of approximately 36% in Q2 2025 as compared to 19% in Q4 2024.
◾	During the six months ended June 30, 2025, we used $9.3 million for operating activities, $8.9 million for investing activities, and $0.1 million for financing activities.
◾	As of June 30, 2025, we had cash and cash equivalents of $57.6 million, a decrease of $18.5 million from the $76.1 million balance on December 31, 2024. Cash position as of July 31, 2025, was $49.1 million.

Ur-Energy President, Matthew Gili, commented: “The ramp up at Lost Creek continues, with significant increases in the quantities of U3O8 both captured and drummed in the quarter.  Importantly, cash costs were $42.83 per pound sold (including ad valorem and severance taxes of $2.62 per pound), well below our average selling price in Q2 of $63.20 per pound.  As mine construction at our Shirley Basin Project progresses, and we commence our 2025 exploration program in the Great Divide Basin, this year is laying the foundation for the next phase of growth for Ur-Energy.”

Lost Creek Operations

During Q2 2025, we dried and packaged 112,033 pounds and shipped 105,316 pounds U3O8 to the conversion facility. At quarter end, our in-process and drummed inventory was approximately 55,000 pounds, and our finished inventory at the conversion facility was 315,607 pounds. Subsequent to quarter end, we shipped an additional 34,964 pounds U3O8.

Our total sales in 2025 are projected at 440,000 pounds of U3O8 at an average price per pound sold of $61.56 and we expect to realize revenues of $27.1 million. The deliveries are under contracts negotiated in 2022 and 2023, when the long-term price was between $43 and $57 per pound.

Deliveries for 2025 are committed to two customers for a base amount of 400,000 pounds of U3O8. Under our agreements, both buyers elected to flex up the annual base delivery quantity by 10%.  Deliveries of 165,000 pounds were made in 2025 Q2 and deliveries of 110,000 pounds and 165,000 pounds are expected to be made in 2025 Q3 and Q4, respectively.

Eighth Uranium Sales Agreement, Market Exposure and DOE Opportunities

Ur-Energy now has eight multi-year sales agreements in place with major nuclear and utility companies, including Constellation Energy, a leading producer of reliable, emissions-free energy. The annual delivery base amount ranges from 440,000 to 1,300,000 pounds of U3O8 from 2025 through 2033, with potential additional deliveries of 100,000 pounds in 2032 and 2033. The eight agreements total sales of 6.0 million pounds of U₃O₈ with delivery timeline flexibility.

The new sales agreement secures the annual sale and delivery of 100,000 pounds of U3O8 per year in 2028, 2029, and 2030. Pricing is set at an escalated fixed price, well above current spot and term prices. Ur-Energy has the sole option to sell up to an additional 100,000 pounds each year at a sales price equal to 99% of the average monthly spot price for the two months preceding the delivery date.

◾	Pricing for the new contract exceeds the current term market price;
◾	A significant portion of Ur-Energy’s licensed production capacity through 2033 is uncontracted, leaving ample room for additional contracts;
◾	The demand for uranium is strong as utilities and other fuel buyers continue to issue requests for proposal;
◾	The U.S. Department of Energy low enriched uranium and high-assay low enriched uranium programs present additional opportunities for uranium sales.

Contract Portfolio Secures Revenue and Retains Market Exposure

Importantly, if our customers elect to acquire their full optional and flex quantities as allowed by the agreements, our contract book would represent approximately 45% of our licensed and constructed plant capacity over the term of the contracts.  Additionally, our contract book has elements of market or spot-linked pricing. Our base deliverable commitments for 2026 through 2033 are structured with 23% being tied to market-based pricing. Assuming our customers acquire their full optional and flex quantities, market-based pricing totals 30% of the licensed and constructed plant capacity once construction of the Shirley Basin satellite plant is completed in early 2026.

These contracts lock in substantial revenues while leaving significant room for additional sales to potentially benefit from future market conditions. With floors and ceilings in place, the market-linked components allow us to benefit from rising uranium prices, while the overall contract structure ensures stable cash flow and leaves additional capacity available to capture future market opportunities.

Great Divide Basin (GDB) Exploration Activities

We have identified several targets for H2 2025 exploration within the Great Divide Basin (“GDB”), aimed at expanding our resource base and discovering new uranium roll front deposits. Our planned exploration program will focus on North Hadsell, LC South and Lost Soldier. Exploration drilling will begin at our North Hadsell and LC South Projects. In addition to drilling, we plan to install a series of aquifer test wells at our Lost Soldier Project to support hydrologic evaluation and enable future development planning.

U3O8 Sales by Product, U3O8 Product Cost, and U3O8 Product Profit 1

U3O8 Product Profit (Loss)	Unit	2024 Q3	2024 Q4	2025 Q1	2025 Q2	2025 YTD

U3O8 Product Sales
Produced	$000	6,165	5,857	—	10,428	10,428
Non-produced	$000	—	16,500	—	—	—
	$000	6,165	22,357	—	10,428	10,428

U3O8 Product Costs
Produced	$000	4,891	5,896	—	8,397	8,397
Non-produced	$000	—	22,760	—	—	—
	$000	4,891	28,656	—	8,397	8,397

U3O8 Product Profit (Loss)
Produced	$000	1,274	(39)	—	2,031	2,031
Non-produced	$000	—	(6,260)	—	—	—
	$000	1,274	(6,299)	—	2,031	2,031

U3O8 Pounds Sold
Produced	lb	100,000	95,000	—	165,000	165,000
Non-produced	lb	—	300,000	—	—	—
	lb	100,000	395,000	—	165,000	165,000

U3O8 Price per Pound Sold
Produced	$/lb	61.65	61.65	—	63.20	63.20
Non-produced	$/lb	—	55.00	—	—	—
	$/lb	61.65	56.60	—	63.20	63.20

U3O8 Cost per Pound Sold
Cash costs	$/lb	37.98	50.25	—	40.21	40.21
Ad valorem and severance taxes	$/lb	0.81	1.73	—	2.62	2.62
Non-cash costs	$/lb	10.12	10.08	—	8.06	8.06
Produced	$/lb	48.91	62.06	—	50.89	50.89
Non-produced	$/lb	—	75.87	—	—	—
	$/lb	48.91	72.55	—	50.89	50.89

U3O8 Profit (Loss) per Pound Sold
Cash costs	$/lb	23.67	11.40	—	22.99	22.99
Less ad valorem and severance taxes	$/lb	(0.81)	(1.73)	—	(2.62)	(2.62)
Less non-cash costs	$/lb	(10.12)	(10.08)	—	(8.06)	(8.06)
Produced	$/lb	12.74	(0.41)	—	12.31	12.31
Non-produced	$/lb	—	(20.87)	—	—	—
	$/lb	12.74	(15.95)	—	12.31	12.31

U3O8 Profit (Loss) Margin per Pound Sold
Cash costs	%	38.4	18.5	—	36.4	36.4
Less ad valorem and severance taxes	%	(1.3)	(2.8)	—	(4.1)	(4.1)
Less non-cash costs	%	(16.4)	(16.4)	—	(12.8)	(12.8)
Produced	%	20.7	(0.7)	—	19.5	19.5
Non-produced	%	—	(37.9)	—	—	—
	%	20.7	(28.2)	—	19.5	19.5

[1]

The U3O8 and cost per pound measures included in the above table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

U3O8 Production and Ending Inventory

U3O8 Production	Unit	2024 Q3	2024 Q4	2025 Q1	2025 Q2	2025 YTD

Pounds captured	lb	75,075	81,771	74,479	128,970	203,449
Pounds drummed in	lb	71,804	74,006	83,066	112,033	195,099
Pounds shipped	lb	67,488	66,526	106,301	105,316	211,617
Non-produced pounds purchased or borrowed	lb	—	550,000	—	—	—

U3O8 Ending Inventory	Unit	2024 Q3	2024 Q4	2025 Q1	2025 Q2

Pounds
In-process inventory	lb	90,140	39,169	29,700	37,590
Plant inventory	lb	26,580	33,919	10,772	17,484
Conversion inventory - produced	lb	40,713	12,239	118,540	65,607
Conversion inventory - non-produced	lb	—	250,000	250,000	250,000
	lb	157,433	335,327	409,012	370,681

Value
In-process inventory	$000	427	42	382	509
Plant inventory	$000	1,499	1,840	582	921
Conversion inventory - produced	$000	2,320	704	6,463	3,409
Conversion inventory - non-produced	$000	—	18,158	16,058	16,058
	$000	4,246	20,744	23,485	20,897

Cost per Pound
In-process inventory	$/lb	4.74	1.07	12.86	13.54

Plant inventory	$/lb	56.40	54.25	54.03	52.68

Conversion inventory:
Ad valorem and severance tax	$/lb	1.63	1.57	2.16	3.06
Cash cost	$/lb	45.26	46.83	43.43	40.55
Non-cash cost	$/lb	10.09	9.12	8.94	8.35
Conversion inventory - produced	$/lb	56.98	57.52	54.53	51.96
Conversion inventory - non-produced	$/lb	—	72.63	64.23	64.23
	$/lb	56.98	71.93	61.11	61.68

Positioned for Scaled Growth

We continue to advance development and construction at our Lost Creek and Shirley Basin projects, positioning ourselves for expanded, diversified uranium production and long-term growth. With additional staffing, increased contractors onsite and significant construction and operational activity underway at both mine sites, we remain sharply focused on maintaining safe, compliant and efficient operations, while building on our leadership position in U.S. uranium production.

At Lost Creek, we have 18 drill rigs operating, which is sufficient for our present development requirements and our planned 2025 exploration program in the GDB. We brought header house 2-15 online in late June, the fourth unit this year. Bringing additional header houses online increases overall production capacity. Flow rates are being closely controlled to facilitate all processing activities throughout the mine and plant. We anticipate additional and sustained flow increases in the coming months as we bring on additional header houses and the operations team continues to enhance flow in existing wells through routine maintenance and improvements.

The Lost Creek processing plant is operating both dryers routinely, and recent circuit upgrades have improved reliability. Head grade remains above expectations. We anticipate initiating production from Mine Unit 1, Phase 2 in Q4 2025.

Photo 1. Construction of Lost Creek Header House

At Shirley Basin, we are advancing construction and development activities toward commencement of operations and initiation of ramp-up of production in 2026. Historical buildings have been refurbished and are being used as construction, maintenance and drill casing facilities. Five drill rigs are actively installing production wells in the first Mine Unit. The contractor for the processing plant foundation is onsite and has initiated construction activities.

The team at our Casper, Wyoming construction shop is operating efficiently, supporting ongoing header house development for both Lost Creek and Shirley Basin.  Construction of the first header house for Shirley Basin is underway as we move towards production there.

We have continued recruitment and hiring on our phased plan for staffing at Shirley Basin, with 17 additional senior site management, construction and development staff onsite in Q2. Our phased recruitment program is anticipated to allow for more thorough safety and task training of staff prior to the commencement of operations.

Photo 2. Construction of 10-inch manifold to accommodate the expected high flow rate at Shirley Basin

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south- central Wyoming. We have produced and packaged approximately 3 million pounds of U3O8 from Lost Creek since the commencement of operations. Ur-Energy has begun development and construction activities at Shirley Basin, the Company's second in situ recovery uranium facility in Wyoming. Ur-Energy is engaged in uranium recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy's common shares is on the NYSE American under the symbol "URG." Ur-Energy's common shares also trade on the Toronto Stock Exchange under the symbol "URE." Ur-Energy's corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

Contact Information

Valerie Kimball

IR Director

Valerie.kimball@ur-energy.com

720-460-8534

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek and construction and buildout at Shirley Basin in a safe and compliant fashion; ability and timing to complete our ramp-up to full production levels at Lost Creek; our ability to timely deliver into our contractual obligations and the effects of our sales contracts’ elections to flex and options to add sales deliveries; whether current sales requests for proposals and government programs will benefit the Company, and the timing for such effects; the ability to advance our operational priorities at Lost Creek and Shirley Basin including further recruitment, training and retention of employees; whether the phased program of hiring for Shirley Basin is successful in its objective of better safety and task training; the results of our 2025 exploration program in the Great Divide Basin; our ability to succeed in our planned growth and diversification of production; and the ability to complete build out of Shirley Basin as currently projected and budgeted) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.